                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CIDCO INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  [CIDCO LOGO]

                                                                  April 28, 2000

Dear Stockholder:

     This year's annual meeting of stockholders will be held on Wednesday, May 24, 2000, at 10:00 a.m. local time, at the Company's principal offices, 220 Cochrane Circle, Morgan Hill, California. You are cordially invited to attend.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

     A copy of the Company's Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review the activities of CIDCO Incorporated over the past year and our plans for the future. We look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                          /s/ PAUL G. LOCKLIN

                                          PAUL G. LOCKLIN
                                          President and Chief Executive Officer

                                  [CIDCO LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2000

Dear Stockholders:

     Please take notice that the annual meeting of the stockholders of CIDCO Incorporated, a Delaware corporation (the "Company"), will be held on May 24, 2000, at 10:00 a.m. local time, at the Company's principal offices located at 220 Cochrane Circle, Morgan Hill, California, for the following purposes:

     1. To elect two (2) Class C directors to hold office for a three-year term and until each director's successor is elected and qualified.

     2. To consider, approve and ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public auditors for the year ending December 31, 2000.

     3. To transact such other business as may properly be brought before the meeting.

     Stockholders of record at the close of business on April 24, 2000 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's principal offices located at 220 Cochrane Circle, Morgan Hill, California.

                                          By Order of the Board of Directors,

                                          /s/ RICHARD D. KENT

                                          RICHARD D. KENT
                                          Secretary

Morgan Hill, California
April 28, 2000

   IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors of CIDCO Incorporated, a Delaware corporation (the "Company"), for use at its 2000 Annual Meeting of Stockholders to be held on May 24, 2000 (the "Annual Meeting") or any adjournment or postponement, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is April 28, 2000, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                       SOLICITATION AND VOTING OF PROXIES

     The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     On April 24, 2000, the Company had outstanding 13,868,675 shares of its Common Stock, par value $0.01 per share ("Common Stock"), all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

     All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                      INFORMATION ABOUT CIDCO INCORPORATED

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 31, 2000, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and director-nominee of the Company, (iii) each person named in the Summary Compensation Table below and
(iv) all directors and executive officers of the Company as a group.

                                                              AMOUNT AND NATURE     PERCENT OF
                                                                OF BENEFICIAL      COMMON STOCK
                NAME OF BENEFICIAL OWNER(1)                       OWNERSHIP       OUTSTANDING(2)
------------------------------------------------------------  -----------------   --------------
Arthur A. Watson, Jr........................................      1,335,700(3)          9.3
2787 Burning Daylight Farm
Free Union, Virginia 22940
Paul G. Locklin.............................................      1,046,333(4)          7.2
Trimark Financial Corporation...............................        947,000(5)          6.6
One First Canadian Place, Suite 5600, P.O. Box 487
Toronto Ontario M5X 1E5
Dimensional Fund Advisors Inc...............................        970,300(6)          6.7
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Daniel L. Eilers............................................        270,000(7)          1.8
Timothy J. Dooley...........................................         86,033(8)        *
Ernest K. Jacquet...........................................         91,711(9)        *
Richard D. Kent.............................................         69,305(10)       *
Ian G.A. Laing..............................................         67,361(11)       *
William A. Sole.............................................         62,501(12)       *
John Floisand...............................................          7,500(13)       *
Robert Lee..................................................          7,500(14)       *
Marv Tseu...................................................          7,500(15)       *
All current directors and executive officers as a group (10       1,715,744(16)
  persons)..................................................                           11.3

------------------------------

  *  Less than 1%.

 (1) Except as indicated in the footnotes to this table, to the Company's knowledge the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (2) Calculated on the basis of 14,416,735 shares of Common Stock outstanding as of January 31, 2000, except that shares of Common Stock underlying options exercisable within 60 days of January 31, 2000 are deemed to be outstanding for purposes of calculating the beneficial ownership of Common Stock of the holders of such options.

 (3) Based on a Schedule 13G/A filed on February 9, 2000 with the Securities and Exchange Commission. Includes 163,300 shares for which Mr. Watson shares voting power with certain members of his immediate family, and includes 233,200 shares for which Mr. Watson shares dispositive power with certain members of his immediate family.

 (4) Includes 188,333 shares subject to options exercisable within 60 days of January 31, 2000.

 (5) Based on a Schedule 13G filed on February 1, 2000 with the Securities and Exchange Commission.

 (6) Based on a Schedule 13G filed on February 4, 2000 with the Securities and Exchange Commission.

 (7) Represents 270,000 shares subject to options exercisable within 60 days of January 31, 2000.

 (8) Represents 86,033 shares subject to options exercisable within 60 days of January 31, 2000.

 (9) Includes 69,000 shares held by J&R Investment Management Co. of which Mr. Jacquet is an officer, director and 50% stockholder and 7,500 shares subject to options exercisable within 60 days of January 31, 2000.

(10) Includes 67,326 shares subject to options exercisable within 60 days of January 31, 2000.

(11) Represents 67,361 shares subject to options exercisable within 60 days of January 31, 2000.

(12) Represents 62,501 shares subject to options exercisable within 60 days of January 31, 2000.

(13) Represents 7,500 shares subject to options exercisable within 60 days of January 31, 2000.

(14) Represents 7,500 shares subject to options exercisable within 60 days of January 31, 2000.

(15) Represents 7,500 shares subject to options exercisable within 60 days of January 31, 2000.

(16) See notes (4) and (7) through (15). Includes 771,554 shares subject to options exercisable within 60 days of January 31, 2000.

MANAGEMENT

     The table below sets forth, for the Company's directors, including the Class C nominees to be elected at the Annual Meeting, certain information regarding the background and the age of each director.

                                                                                                             DIRECTOR
               NAME                               POSITION WITH THE COMPANY                     AGE           SINCE
----------------------------------  -----------------------------------------------------   ------------   ------------
Class A directors whose terms expire at the 2001 Annual Meeting of Stockholders:
Daniel L. Eilers..................  Director                                                     45            1997
John Floisand.....................  Director                                                     56            1999

Class B directors whose terms expire at the 2002 Annual Meeting of Stockholders:
Ernest K. Jacquet.................  Director                                                     53            1993
Marv Tseu.........................  Director                                                     52            1999

Class C directors nominated for election at the 2000 Annual Meeting of Stockholders:
Paul G. Locklin...................  Director                                                     54            1986
Robert Lee........................  Director                                                     51            1999

------------------------------

     Daniel L. Eilers has served as a director of the Company since March 1997. Since October 1998, Mr. Eilers has been a private investor and currently serves as a director and/or advisor to several privately held companies. He served as the President and Chief Executive Officer of the Company from March 1997 through September 1998. From November 1996 to February 1997, he served as President, Chief Executive Officer and a director of NAT Systems International, a privately held enterprise software company. From January 1996 to November 1996, he served as CEO in Residence at Kleiner Perkins Caufield & Byers, a venture capital firm. From June 1982 to December 1995, he held various executive positions at Apple Computer, Inc., a personal computer company ("Apple"), most recently as a Senior Vice President. In addition, from March 1991 to June 1995, he served as President, Chief Executive Officer and a director of Claris Corporation, an application software company and a subsidiary of Apple. Mr. Eilers received a B.A. degree from the University of Washington and an M.B.A. degree from Stanford University.

     John Floisand has served as a director of the Company since November 1999. Since November 1999, Mr. Floisand has served as President of Personic Inc., a software company. From April 1997 to October 1999, Mr. Floisand served as President of Borland.com, also a software company. In addition, from March 1986 to March 1997, he served as a Senior Vice President of Apple. Mr. Floisand also serves as a director of Rogue Wave Software. Mr. Floisand received a B.A. degree in marketing from Columbia University.

     Ernest K. Jacquet has served as a director of the Company since May 1993. Since May 1998, Mr. Jacquet has served as Managing Partner of Parthenon Capital, a private equity firm which invests in middle market companies. Prior to founding Parthenon Capital, he was a general partner of Summit Partners, a venture capital partnership that is the general partner of Summit Ventures III, L.P. and Summit Investors II, L.P. which were principal stockholders of the Company prior to its initial public offering. He also serves as a director of Wilmar Industries and several privately held companies. Mr. Jacquet received a B.S.E. degree and an M.S.E. degree from the University of Michigan and an M.B.A. degree from Stanford Business School.

     Marv Tseu has served as a director of the Company since November
1999. Since October 1999, Mr. Tseu has served as President and Chief Executive Officer of SiteSmith, Inc., an internet services company. From August 1998 to July 1999, he served as President of Structured Internetworks, a network equipment company. From August 1996 to July 1998, Mr. Tseu served as Executive Vice President of

Marketing of the Company. In addition, from November 1988 to July 1996, he served as Vice President of Sales and Marketing at Plantronics, Inc. ("Plantronics"). Previously, Mr. Tseu also served as an area manager for AT&T Consumer Products Division and spent twelve years with Pacific Telephone Company (now Pacific Bell). He also serves as a director and chairman of Plantronics. Mr. Tseu received his B.S. degree in economics from Stanford University.

     Paul G. Locklin returned to the Company as President of the Telco Products and Services Division of the Company in July 1998 and has served as President and Chief Executive Officer of the Company since September 1998. Mr. Locklin, co-founder of the Company, was President and Chief Executive Officer of the Company from 1986 to 1997. From March 1997 to April 1997, he served as Co-Chairman of the Board and has served as Chairman of the Board since April 1997. Prior to founding the company with Mr. Robert Diamond, Mr. Locklin established PCI, an international electronics manufacturer that specialized in liquid crystal displays, wire bondable printed circuit substrates and high-volume contract assembly. While at PCI, Mr. Locklin served as President and CEO. Previous to his time at PCI, Mr. Locklin held a research position for the Color and Chemical Division of Hercules Inc. Mr. Locklin received a B.S. in Marketing from California State University at Hayward.

     Robert Lee has served as a director of the Company since November 1999. From 1987 to 1998, he was an Executive Vice President with Pacific Bell and had previously worked with Pacific Bell since 1972. Mr. Lee also serves as a director for a number of publicly and privately held high-technology companies. Mr. Lee received a B.S. in Electrical Engineering from the University of Southern California and an M.B.A. degree from the University of California at Berkeley.

     Meetings of the Board of Directors. During 1999, the Board of Directors of the Company held fourteen (14) meetings. During that period the Audit Committee of the Board held four (4) meetings, the Compensation Committee of the Board held two (2) meetings, the Stock Option Committee held no meetings, but acted numerous times by unanimous written consent, and the Nominating Committee held no meetings. No director attended fewer than 75% of the total number of meetings of the Board and the committees of the Board on which such director served, during that period.

     The members of the Audit Committee are Messrs. Eilers and Lee. Joseph A. Graziano served as a member of this committee until his resignation in March 1999, when he was replaced on this committee by Mr. Eilers. Mr. Jacquet served as a member of this committee until November 1999, when Mr. Jacquet was replaced on this committee by Mr. Lee. The functions of the Audit Committee include recommending to the Board the retention of independent public auditors, subject to stockholder approval; reviewing and approving the planned scope, proposed fee arrangements and results of the Company's annual audit; reviewing the adequacy of accounting and financial controls; reviewing the independence of the Company's auditors; and such other matters as are referred from time to time by the Board of Directors.

     The members of the Compensation Committee are Messrs. Floisand and Jacquet. Mr. Graziano served as a member of this committee until his resignation in March 1999, when Mr. Graziano was replaced on this committee by Mr. Jacquet. Mr. Richard M. Moley served as a member of this committee until his resignation in November 1999, when Mr. Moley was replaced on this committee by Mr. Floisand. The Compensation Committee reviews and determines the salary and bonus criteria for all executive officers. For additional information about the Compensation Committee, see "Executive Compensation and Other Matters" and "Report of the Compensation Committee on Executive Compensation" below.

     The members of the Stock Option Committee are Messrs. Floisand and Lee. Mr. Graziano served as a member of this committee until his resignation in March 1999, when Mr. Graziano was replaced on this committee by Mr. Eilers. Mr. Eilers served as a member of this committee until November 1999, when Mr. Eilers was replaced on this committee by Mr. Lee. Mr. Moley served as a member of this committee until his resignation in November 1999, when Mr. Moley was replaced on this committee by Mr. Floisand. The Stock Option Committee is responsible for administering the Company's 1993 Second Amended and Restated Stock Option Plan (the "1993 Plan"), including approving stock option grants to officers and employees of the Company and the Amended and Restated 1998 Nonstatutory Stock Option Plan (the "1998 Plan"). For additional information about the Stock Option Committee, see "Executive Compensation and Other Matters" below.

     The members of the Nominating Committee are Messrs. Locklin, Jacquet and Tseu. Mr. Graziano served as a member of this committee until his resignation in March 1999, when the Board of Directors decreased the size of the Nominating Committee from three directors to two. Mr. Moley served as a member of this committee until his resignation in November 1999, when he was replaced on this committee by Mr. Jacquet. The size of this committee was also increased from two directors to three and Mr. Tseu was appointed to the committee by the Board of Directors in November 1999. The Nominating Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates. Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination(s) has been given in writing to the Secretary of the Company in accordance with the Company's bylaws. Nominations of stockholders intended to be presented at the next annual meeting of stockholders of the Company must be received by the Company at its offices at 220 Cochrane Circle, Morgan Hill, California no later than December 31, 2000.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth information for the years ended December 31, 1999, 1998, and 1997 concerning the compensation of (a) the Chief Executive Officer and (b) the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total salary and bonus for the year ended December 31, 1999 exceeded $100,000 for services in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                         ANNUAL COMPENSATION                  AWARDS
                              ------------------------------------------   ------------
                                                                            SECURITIES
          NAME AND                                          OTHER ANNUAL    UNDERLYING       ALL OTHER
     PRINCIPAL POSITION       YEAR    SALARY     BONUS(1)   COMPENSATION     OPTIONS      COMPENSATION(2)
----------------------------  ----   --------    --------   ------------   ------------   ---------------
Paul G. Locklin(3)..........  1999   $255,587          0            0              0         $  4,365
  President and Chief         1998    110,577          0            0        250,000            1,097
  Executive Officer           1997    216,599(4)       0            0         30,000(5)       323,544
Richard D. Kent.............  1999    199,038          0            0              0            3,056
  Chief Financial Officer     1998    192,308          0            0        246,664(6)         3,179
  and Chief Operating
  Officer                     1997    166,923     24,375            0         60,000(7)         2,669
Ian G.A. Laing..............  1999    197,898          0            0              0            3,056
  Executive Vice President,   1998    207,692          0            0        238,332(6)         2,610
  Network Phones &            1997    199,310     50,000       15,355(8)      75,000(9)         2,547
  Accessory Products
William A. Sole(10).........  1999    200,244     80,000            0              0            3,056
  Executive Vice President,   1998    142,308     71,000            0        225,000(6)         3,022
  Worldwide Sales and         1997         --         --           --             --               --
  Marketing
Timothy J. Dooley(11).......  1999    200,244          0            0              0            3,056
  Executive Vice President,   1998     93,105          0            0        165,000(13)      139,068
  Strategic Bus. Development  1997    191,923     55,469(12)         0        60,000(14)        1,857

---------------

 (1) Bonuses are based on performance. See "Report of The Compensation Committee on Executive Compensation."

 (2) Represents: (i) matching contributions by the Company to the Company's 401(k) plan in the following amounts for 1999, 1998 and 1997, respectively:
     Locklin ($2,500, $0, $2,500), Kent ($2,500, $2,500, $2,500), Laing ($2,500,
     $2,500, $2,405), Sole ($2,500, $2,500, N/A), Dooley ($2,500, $2,500,
     $1,637), (ii) insurance premiums paid by the Company with respect to life insurance in the following amounts during 1999, 1998 and 1997, respectively: Locklin ($1,865, $1,097, $0), Kent ($556, $679, $169), Laing
     ($556, $110, $142), Sole ($556, $522, N/A), Dooley ($556, $714, $220), and
     (iii) severance payments made in 1998 and 1997, respectively: Locklin ($0, $321,044), Dooley ($135,854, $0). See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

 (3) Mr. Locklin served as President and Chief Executive Officer of the Company from 1986 to March 1997. He returned to the Company as President, Telco Products and Services Division in July 1998 and has served as President and Chief Executive Officer since September 1998. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

 (4) Represents (i) annual salary in the amount of $130,766, (ii) consulting fees in the amount of $83,333 and (iii) director's fees in the amount of $2,500.

 (5) Represents options for 30,000 shares granted under the 1994 Directors' Stock Option Plan ("Directors' Plan") when Mr. Locklin was not serving as President and Chief Executive Officer.

 (6) Includes: (i) for Mr. Kent, 153,332 options outstanding as of December 31, 1998, and 93,332 shares for options previously granted in 1998 which were canceled and replaced pursuant to the August 17, 1998 repricing; (ii) for Mr. Laing, 156,666 shares for options outstanding as of December 31, 1998, and 81,666 shares for options previously granted in 1998 which were canceled and replaced pursuant to the August 17, 1998 repricing; and (iii) for Mr. Sole, 150,000 shares for options outstanding as of December 31, 1998, and 75,000 shares for options previously granted in 1998 which were canceled and replaced pursuant to the August 17, 1998 repricing.

 (7) Includes 40,000 shares for options granted in 1997, and 20,000 shares for options previously granted in 1994 and 1996 that were canceled and replaced pursuant to the January 1997 repricing. All shares listed in 1997 have been canceled and replaced pursuant to the August 17, 1998 repricing.

 (8) Represents payment of relocation expenses.

 (9) Includes 25,000 shares for options granted in 1997 and 50,000 shares for options that were previously granted in 1996 and canceled and replaced pursuant to the January 1997 repricing. All shares listed in 1997 have been canceled and replaced pursuant to the August 17, 1998 repricing.

(10) Mr. Sole joined the Company in April 1998.

(11) Mr. Dooley served in various positions at the Company from June 1991 to April 1998. He returned to the Company in October 1998 as Executive Vice President, Strategic Business Development. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(12) Includes commissions in the amount of $25,000.

(13) Includes 90,000 shares for options outstanding as of 1998, and 75,000 shares for options previously granted in 1995, 1997 and 1998 which were canceled and replaced pursuant to the October 30, 1998 repricing.

(14) Includes 25,000 shares for options granted in 1997 and 35,000 shares for options previously granted in 1995 which were canceled and replaced pursuant to the January 1997 repricing. All shares listed in 1997 have been canceled and replaced pursuant to the October 30, 1998 repricing.

STOCK OPTIONS GRANTED IN FISCAL 1999

     No grants of options to purchase the Company's Common Stock were made during the year ended December 31, 1999 to the persons named in the Summary Compensation Table.

OPTION EXERCISES AND FISCAL 1999 YEAR-END VALUES

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the year ended December 31, 1999, and unexercised options held as of December 31, 1999, by the persons named in the Summary Compensation Table.

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                   OPTIONS AT DECEMBER 31,            IN-THE-MONEY OPTIONS AT
                         SHARES                              1999                       DECEMBER 31, 1999(1)
                       ACQUIRED ON   $ VALUE    ------------------------------   ----------------------------------
        NAME            EXERCISE     REALIZED   EXERCISABLE(2)   UNEXERCISABLE   $ EXERCISABLE(2)   $ UNEXERCISABLE
---------------------  -----------   --------   --------------   -------------   ----------------   ---------------
Paul G. Locklin......         0      $      0       175,208         204,792          $625,799          $490,001
Richard D. Kent......    25,000      $237,500        46,908          81,424           114,362           198,512
Ian G.A. Laing.......    33,333      $289,580        45,590          77,743           111,148           189,537
William A. Sole......         0             0        53,125          96,875           154,128           295,947
Timothy J. Dooley....         0             0        68,741          81,563           192,808           258,616

------------------------------

(1) Based on a fair market value of $5.438, the closing price of the Common Stock on December 31, 1999, as reported by The NASDAQ National Market. Does not include options that had an exercise price greater than $5.438.

(2) Except for options for 30,000 shares granted to Mr. Locklin under the Directors' Plan when Mr. Locklin was not serving as President and Chief Executive Officer, the options listed above were granted under the 1993 Plan and vest and become exercisable 25% after one year and an additional 1/48 per month thereafter.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     On November 12, 1998 the Company entered into an employment agreement with Paul G. Locklin, the President and Chief Executive Officer of the Company (the "Locklin Agreement"). In connection with the Locklin Agreement, he was granted a non-qualified option to purchase 250,000 shares of the Company's Common Stock under the 1993 Plan at an exercise price of $2.75 per share. The Locklin Agreement provides that in the event Mr. Locklin's employment is terminated by the Company without "Cause" or by Mr. Locklin for "Constructive Termination" (as such terms are defined in the Locklin Agreement), Mr. Locklin shall receive the following severance benefits: (i) a lump sum payment equal to twelve months of Mr. Locklin's then effective base salary, and (ii) a lump sum payment for COBRA medical insurance coverage for 12 months after the date of termination. If within six months of a "Change of Control" (as defined in the Locklin Agreement) Mr. Locklin's employment is terminated by the Company without "Cause" or by Mr. Locklin for "Constructive Termination," then Mr. Locklin is entitled to certain stock option acceleration benefits in addition to the payments described above. The Locklin Agreement was ratified by the Compensation Committee of the Board of Directors at a special telephonic meeting held on April 6, 1999.

     On September 30, 1994 and June 28, 1996, respectively, the Company entered into employment agreements (the "Employment Agreements") with Messrs. Dooley and Laing (the "Officers"). The Employment Agreements provide for a minimum base annual salary, subject to annual review by the Company's Compensation Committee, with a minimum annual increase for subsequent years to account for increases in the cost of living as reflected in the Price Index for All Urban Consumers in the Bay Area. The Officers may receive bonuses in such amounts, at such times and upon such terms as the Board may in its sole discretion, without any obligation to do so, determine and award. The Employment Agreements also provide for the Officers to participate in Company benefit plans. In the event that an Officer's employment with the Company is terminated by the Company without "Cause" or by an Officer for "Good Reason," the Officer will receive the following severance benefits: (i) continuation for six months (twelve months for Mr. Laing) of such Officer's then current base salary and (ii) continuation for six months (twelve months for Mr. Laing) of certain Company-paid benefits. However, if during such period the Officer obtains comparable employment with another employer, then the continuing base salary payment will cease upon commencement of such comparable employment.

     On June 1, 1998, the Company entered into a new employment agreement with Mr. Kent (the "Kent Agreement") which provides that in the event Mr. Kent's employment is terminated by the Company without "Cause" or by Mr. Kent for "Constructive Termination" (as such terms are defined in the Kent Agreement), Mr. Kent shall receive the following severance benefits: (i) a lump sum payment equal to twelve months of Mr. Kent's then effective base salary, and (ii) a lump sum payment for COBRA medical insurance coverage for 12 months after the date of termination. If within six months of a "Change of Control" (as defined in the Kent Agreement) Mr. Kent's employment is terminated by the Company without "Cause" or by Mr. Kent for "Constructive Termination," then Mr. Kent is entitled to certain stock option acceleration benefits in addition to the payments described above.

     On June 5, 1998, the Company entered into a new employment agreement with Mr. Sole (the "Sole Agreement") which provides that in the event Mr. Sole's employment is terminated by the Company without "Cause" or by Mr. Sole for "Constructive Termination" (as such terms are defined in the Sole Agreement), Mr. Sole shall receive the following severance benefits: (i) a lump sum payment equal to twelve months of Mr. Sole's then effective base salary, and (ii) a lump sum payment for COBRA medical insurance coverage for 12 months after the date of termination. If within six months of a "Change of Control" (as defined in the Sole Agreement) Mr. Sole's employment is terminated by the Company without "Cause" or by Mr. Sole for "Constructive Termination," then Mr. Sole is entitled to certain stock option acceleration benefits in addition to the payments described above.

     Pursuant to the 1993 and 1998 Plans, in the event of a change in control, the Stock Option Committee has the power but is not obligated to accelerate the vesting of outstanding options. In the event of a "hostile change in control," as defined in the 1993 and 1998 Plans, the vesting of outstanding options will automatically accelerate in full. Pursuant to the Directors' Plan in the event of a change in control, the vesting of options outstanding under the Directors' Plan will automatically accelerate in full.

COMPENSATION OF DIRECTORS

     Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board or on any Board Committee. Since November 4, 1999, the non-employee directors of the Company are paid (unless the Board specifically determines otherwise with respect to any such person) director's fees at the rate of $20,000 per year (payable quarterly in arrears) for serving as directors of the Company. Prior to November 4, 1999 and since January 1, 1999, the non-employee directors of the Company were paid (unless the Board specifically determines otherwise with respect to any such person) director's fees at the rate of $10,000 per year (payable quarterly in arrears) for serving as directors of the Company. The Company also reimburses all of its directors for their reasonable out-of-pocket expenses incurred in the performance of their duties as directors of the Company. Directors may also receive options to purchase the Company's Common Stock pursuant to the Directors' Plan. During 1999, Messrs. Floisand, Tseu and Lee each received options to purchase 30,000 shares of the Company's Common Stock under the Directors' Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Eilers served as a member of the Stock Option Committee from March 1999 until November 1999. Mr. Eilers formerly served as the President and Chief Executive Officer of the Company from March 1997 through September 1998.

        REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of non-employee members of the Company's Board of Directors. The members of the Compensation Committee are Messrs. Floisand and Jacquet. Mr. Graziano served as a member of this committee until his resignation in March 1999, when he was replaced on this committee by Mr. Jacquet. Mr. Moley served as a member of this committee until he resigned in November 1999, when he was replaced on this committee by Mr. Floisand. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary levels.

     The members of the Stock Option Committee are Messrs. Floisand and Lee. Mr. Graziano served as a member of this committee until his resignation in March 1999, when he was replaced on this committee by Mr. Eilers. Mr. Eilers served as a member of this committee until November 1999, when Mr. Eilers was replaced on this committee by Mr. Lee. Mr. Moley served as a member of this committee until his resignation in November 1999, when he was replaced on this committee by Mr. Floisand. The Stock Option Committee is responsible for administering the 1993 Plan, including approving stock option grants to officers and employees of the Company and the 1998 Plan.

     The goals of the Company's executive officer compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align executive officer compensation with the Company's performance and to motivate executive officers to achieve the Company's business objectives. The Company uses salary, bonus compensation and option grants to attain these goals. The Compensation Committee reviews compensation surveys prepared by management of the Company and by Radford Associates, an employment compensation consulting firm ("Radford"), to compare the Company's compensation package with that of similarly-sized high technology companies in the Company's geographic area. In preparing the performance graph set forth in the section entitled "Comparison of Stockholder Return," the Company has selected the NASDAQ Telecommunications Index as its published industry index; however, the companies included in the Company's salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded.

     Base salaries of executive officers are reviewed annually by the Compensation Committee and adjustments are made based on (i) salary recommendations from the President and Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) financial results of the Company for the previous year and (iv) reports to the Compensation Committee from Radford concerning competitive salaries, scope of responsibilities of the officer position and levels paid by similarly-sized high technology companies in the Company's geographic area. The Company seeks to compensate the executive officers at the median range of compensation levels paid by similarly sized high technology companies in the Company's geographical area.

     The Board has established an Annual Executive Incentive Plan (the "Incentive Plan") to formally link cash bonuses for executive officers to the Company's operating performance. Pursuant to the Incentive Plan, the amount of bonuses paid is dependent upon the Company meeting appropriate business targets. The Compensation Committee believes that this type of bonus program in which bonuses are based on the Company's attaining established financial targets, properly align the interests of the Company's executive officers with the interests of stockholders. Under the Incentive Plan, the Compensation Committee establishes the "Corporate Performance Goal," which is the Company's achievement of such level of net income as the Compensation Committee shall determine. The Compensation Committee establishes for each executive officer an amount that may be awarded to such executive officer if the Corporate Performance Goal is met (a "Target Award"). Each executive officer's Target Award is an amount equal to such percentage of the base salary paid to such executive officer as the Compensation Committee determines. The Chief Executive Officer may in his discretion reduce a bonus payable to an executive officer, based upon the Chief Executive Officer's evaluation of such executive officer's job performance or other factors the Chief Executive Officer deems appropriate. In addition to bonuses paid in connection with corporate performance, the Compensation Committee, in its discretion, may provide a bonus based on individual achievement of individual performance goals, established at the beginning of the year. In 1999, the corporate performance goal of net income was not attained and accordingly no bonus was awarded to any executive officer with the exception of Mr. Sole, who received a bonus of $80,000 based upon a contractual commitment as part of Mr. Sole's offer of employment in April 1998.

     The Company strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. The size of an initial option grant to an executive officer has generally been determined with reference to similarly sized high technology companies in the Company's geographical area, the responsibilities and future contributions of the executive officer, as well as recruitment and retention considerations. In 1999, the Compensation Committee determined, based upon these criteria, that the stock options previously granted to the executive officers were sufficient and adequate in correlation to the market and that no further options would be granted to the executive officers in 1999.

     Mr. Locklin's compensation as President of the Telco Products and Services Division of the Company including his salary and bonus, was established by the Committee in July 1998 upon recommendation of Mr. Eilers, the then President and Chief Executive Officer. Following Mr. Locklin's appointment as President and Chief Executive Officer in September 1998, his compensation remained the same for 1999 as the compensation set in July 1998, with the approval of the Compensation Committee. Following Mr. Locklin's appointment as President and Chief Executive Officer, the Stock Option Committee granted Mr. Locklin a stock option for 250,000 shares under the 1993 Plan. On November 12, 1998, Mr. Locklin entered into an employment agreement with the Company providing certain change-of-control benefits and severance benefits generally consistent with similar benefits provided to other executive officers. Mr. Locklin's employment agreement was ratified by the Compensation Committee in 1999.

     The Company has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the Company's chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the 1993 Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. The Company expects that the Stock Option Committee will generally be comprised of non-employee directors, and that to the extent such Committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Committee does not believe that in general other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                                          COMPENSATION COMMITTEE

                                          John Floisand
                                          Ernest K. Jacquet
                                          Richard M. Moley

                                          STOCK OPTION COMMITTEE

                                          John Floisand
                                          Robert Lee

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total returns of The NASDAQ Stock Market -- U.S. Index and the NASDAQ Telecommunications Index for the period commencing on December 31, 1994 and ending on December 31, 1999.(1)

 COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 31, 1994 THROUGH DECEMBER
                                  31, 1999:(1)
           CIDCO INCORPORATED, THE NASDAQ STOCK MARKET-U.S. INDEX AND
                      THE NASDAQ TELECOMMUNICATIONS INDEX

                               PERFORMANCE GRAPH

                                                                                  NASDAQ STOCK                   NASDAQ
                                                   CIDCO INCORPORATED             MARKET (U.S.)            TELECOMMUNICATIONS
                                                   ------------------             -------------            ------------------
12/31/94                                                   100                         100                         100
12/31/95                                                    88                         141                         131
12/31/96                                                    60                         174                         134
12/31/97                                                    67                         213                         196
12/31/98                                                    10                         300                         322
12/31/99                                                    19                         542                         561

------------------------------

(1) Assumes that $100.00 was invested on December 31, 1994 in the Company's Common Stock and each index. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors which currently consists of six (6) directors, two (2) of whom are Class A directors, two (2) of whom are Class B directors, and two (2) of whom are Class C directors. Class A, Class B and Class C directors serve until the Annual Meetings of Stockholders to be held in 2001, 2002 and 2000, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting. Joseph A. Graziano, who previously served as a Class C director, resigned from the Board in March 1999 resulting in a vacancy in Class C of the Board of Directors. Richard M. Moley, who previously served as a Class A director, resigned from the Board in November 1999 resulting in a vacancy in Class A of the Board of Directors. In November 1999, the Board acted by unanimous written consent to fill the vacancy created by Mr. Graziano's resignation in March 1999 and appointed Mr. Robert Lee as a Class C director to serve until the Annual Meeting of Stockholders to be held in 2000 and until the election and qualification of his successor. In the same November 1999 unanimous written consent, the Board also filled the vacancy created by Mr. Moley's resignation and appointed Mr. John Floisand as a Class A director to serve until the Annual Meeting of Stockholders to be held in 2001 and until the election and qualification of his successor. In the same written consent, the Board authorized an increase of the number of directors of the Company from five (5) to six (6) pursuant to the Company's Second Amended and Restated Bylaws and further appointed Mr. Marv Tseu as a Class B director to serve until the Annual Meeting of Stockholders to be held in 2002 and until the election and qualification of his successor.

     Management's nominees for election at the Annual Meeting to Class C of the Board of Directors are Paul G. Locklin and Robert Lee. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2003, and until each director's successor is elected and qualified. If a quorum is present and voting, the two nominees for the positions as Class C director receiving the two highest numbers of votes will be elected. Abstentions and broker non-votes will have no effect on the vote. If either of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the Board of Directors may designate. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                              PROPOSAL NUMBER TWO
           RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

     The Board of Directors of the Company has selected PricewaterhouseCoopers LLP as independent public auditors to audit the consolidated financial statements of the Company for the year ending December 31, 2000. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in 1993. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Neither abstentions nor broker non-votes will have any effect on the outcome of the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal to be timely must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been advanced by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which public disclosure of the meeting date was made.

     Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 220 Cochrane Circle, Morgan Hill, California no later than December 31, 2000, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the Annual Meeting of the Company other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ RICHARD D. KENT

                                          RICHARD D. KENT
                                          Secretary

April 28, 2000

                               CIDCO INCORPORATED
                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000
                      SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints Paul G. Locklin and Richard D. Kent, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in CIDCO Incorporated, a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 24, 2000 at 10:00 a.m., local time, at the Company's principal offices at 220 Cochrane Circle, Morgan Hill, California, and at any adjournment or postponement thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 28, 2000 (the "Proxy"), receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledge(s) receipt of the Company's 1999 Annual Report to Stockholders.

 THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION
           IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

                                                                     -----------
                  CONTINUED, AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                                         SIDE
                                                                     -----------

                        Please date, sign and mail your
                      proxy card back as soon as possible!


                         Annual Meeting of Stockholders
                               CIDCO INCORPORATED


                                  May 24, 2000




                Please detach and Mail in the Envelope Provided

-----  Please mark your
  X    votes as in this
-----  example.

                      FOR the nominees            WITHHOLD
                  listed at right (except       AUTHORITY to            A vote FOR the following proposals is recommended
                       as marked to the      vote for the nominee                  by the Board of Directors:
                        contrary below)         listed at right
1. To elect the following    [ ]                     [ ]            Nominees: Robert Lee
   persons as Class C                                                         Paul Locklin
   directors to hold office for a three-year                                                 FOR     AGAINST     ABSTAIN
   term and until his successor is elected                  2. To consider, approve and      [ ]       [ ]         [ ]
   and qualified.                                              ratify the appointment of
                                                               PricewaterhouseCoopers LLP
INSTRUCTION: To withhold authority to vote for                 as the Company's independent
a nominee, mark a line through the nominee's                   public auditors for the
name above.                                                    Company for the fiscal year
                                                               ending December 31, 2000.

                                                                                          MARK HERE FOR ADDRESS   [ ]
                                                                                        CHANGE AND NOTE AT LEFT

                                                                                          MARK HERE IF YOU PLAN   [ ]
                                                                                          TO ATTEND THE MEETING

                                                             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN
                                                             PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS
                                                             PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK
                                                             MAY BE REPRESENTED AT THE MEETING.

SIGNATURE(S)                                                 DATE
           ----------------------------------------------         --------------

Note: PLEASE SIGN HERE. Sign exactly as your name(s) appears on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the Proxy for a deceased stockholder should sign their full title. Please date the Proxy.